UNITED STATES
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POSTAL REALTY TRUST, INC.

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April 30, 2021

Dear Fellow Stockholders:

It’s hard to believe that nearly two years ago we were busy transforming what had been a 30-year-old family business into the first and only publicly traded REIT focused on the acquisition of USPS Properties. What is even more gratifying is that Postal Realty Trust had a transformative year as we were able to dramatically scale our business and grow our revenues and footprint during 2020. Over the course of the year, we acquired 261 properties within the USPS logistics network for over $130 million exceeding our $100 million acquisition target. We simultaneously increased our borrowing capacity under our credit facility and raised $52 million of growth equity. The ability to consistently expand our acquisitions and grow our AFFO sequentially, allowed us to raise our dividend for six consecutive quarters since our IPO. These achievements highlight the tenacity of our team, the breadth of the consolidation opportunity before us, and the strength and stability of our primary tenant, the US Postal Service.

With our country’s renewed attention on infrastructure nationally and locally, Postal Realty’s focus on the USPS logistics network is right on point. The USPS is a critical component of the nation’s infrastructure, providing an indispensable service to the public; this was demonstrated throughout the pandemic as postal carriers delivered social security and stimulus checks, packages and other necessities to the American public as we sheltered in place. Their incomparable last mile logistics network made the flow of goods possible. To reflect our alignment with the USPS logistics network we have adapted our terminology to more clearly frame where our holdings are within this logistics network. As our platform has expanded, we have increasingly diversified our holdings among critical asset types including last mile, flex, and industrial.

We view the “last mile” as properties that are less than 2,500 square feet comprising the traditional post office. We refer to buildings that are between 2,500 square feet and 50,000 square feet in size as flex, and industrial properties as facilities greater than 50,000 square feet. In 2020, we emphasized last mile acquisitions, which we view as the backbone of the USPS, but we also made important and strategic investments in both the flex and industrial categories. In addition, we are pleased that we were successful in acquiring three mission critical industrial assets over the past few months. With respect to the allocation to each of these categories, our portfolio is closely aligned with that of the USPS where our last mile concentration is approximately 20%, which compares to the USPS concentration of approximately 22%. Our industrial concentration is approximately 30% as compared to approximately 26% industrial for the USPS and roughly 50% are flex as compared to approximately 53% for the USPS.

In addition to scaling our portfolio, we also made important steps to fortify our human capital to support further growth initiatives by adding to our real estate and our financial planning and analysis teams. In January 2021, we welcomed Robert Klein as our Chief Financial Officer; he brings both operational and investment banking experience to this role and we look forward to his contributions. We are pleased with our progress both on the organizational and business front and are proud of our achievements.

As of March 15, 2021, our portfolio is 100% occupied and we have collected 100% of our rents. During this same period, we increased our property count 187% to 775 properties while growing our square footage nearly 300%. This growth translated to a 242% annualized rental income growth since our IPO, which in turn fueled a 55% increase in our annualized dividend to $0.87 per share.

Importantly, we executed leases for all of our 2019 and 2020 holdover properties and in January 2021, we renewed a master lease that was to expire in 2022. This master lease covers 135 of our properties or nearly 8.7% of our square footage as of March, 15, 2021 - this lease has now been extended to February 2027 providing even more visibility to our future cash flows.

We are very well-positioned as we enter 2021. Our acquisition program is off to a strong start and we continue to evaluate a wide spectrum of opportunities throughout the USPS logistics network. To assist us in continuing our growth initiatives in 2021 we raised $57 million in an upsized equity offering using the proceeds primarily for debt repayment and executing on our growing pipeline. For 2021, as in 2020, we are targeting $100 million of acquisitions with a weighted average cap rate range of 7% to 9%. We look forward to sharing additional details of our growth and progress throughout the year.

We could not have made such transformational progress without the hard work of our team, our board, and our external support network including our most important constituents, our stockholders. Thank you for your continued confidence and support.

Respectfully,

Andrew Spodek